Exhibit 99.2

As described in its Current Report on Form 8-K filed on August 21, 2012, the Company has recast operating results for all periods covered (including years prior to 2011) in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”), filed on February 28, 2012, in order to give effect to the discontinuation of the Company's Entertainment business. The Management's Discussion and Analysis that follows revises the MD&A included in the 2011 Form 10-K in order to reflect that recasting and the discontinuation of the Entertainment business and should be read in consultation with the recast financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on August 21, 2012.

Item 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

BUSINESS OVERVIEW

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, telecommunications, travel and gaming industries and include automated teller machines (ATMs), self service kiosks and point of sale devices, as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We also complement these product solutions by offering a complete portfolio of services to help customers design, deploy and support our technology tools. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

Starting January 1, 2011, we began management of our business on a line of business basis, changing from the previous model of geographic business segments, and during 2011, we had four operating segments: Financial Services, Retail Solutions, Hospitality and Specialty Retail and Emerging Industries. This change to our management system, and the resulting changes to our segment reporting for fiscal year 2011 and future periods, is further described in Note 1, “Description of Business and Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report. Each of our lines of business derives its revenues by selling products and services in each of the sales theaters in which NCR operates.

Our solutions are based on a foundation of long-established industry knowledge and consulting expertise, value-added software, hardware technology, global customer support services, and a complete line of business consumables and specialty media products.

NCR’s reputation has been built upon over 127 years of providing quality products, services and solutions to our customers. At the heart of our customer and other business relationships is a commitment to acting responsibly, ethically and with the highest level of integrity. This commitment is reflected in NCR’s Code of Conduct, which is available on the Corporate Governance page of our website.

2011 OVERVIEW

As more fully discussed in later sections of this MD&A, the following were significant themes and events for 2011:

•	Revenue growth of approximately 12% compared to full year 2010

•	Gross margin improvement of approximately 130 basis points compared to full year 2010

•	Continued realization of the benefits of our cost reduction initiatives

•	Continued growth of higher margin software and services offerings and improvements in revenue mix

•	Delivered differentiating solutions, such as our Scalable Deposit Module and our APTRA suite of software solutions

•	Acquired Radiant Systems, Inc. during the third quarter of 2011 for a purchase price of approximately $1.2 billion

•	Created a strategic alliance with Scopus Tecnologia Ltda. for ATM manufacturing in Brazil

OVERVIEW OF STRATEGIC INIATIVES

In 2011, we continued to pursue our core strategic initiatives to provide maximum value to our stakeholders and we remain focused on these initiatives for 2012. During 2011, we have streamlined our strategic focus through the acquisition of Radiant, our alliance with Scopus in Brazil, the disposition of our healthcare assets as well as through the disposition of the entertainment business announced on February 6, 2012 and completed on June 22, 2012 . Embedded in our core initiatives, we have an underlying set of strategic imperatives that align with our financial objectives for 2012 and beyond. These imperatives are to deliver disruptive innovation; to emphasize the migration of our revenue to higher margin software and services revenue; and to more fully enable our sales force with a consultative selling model which better leverages the innovation we are bringing to the market. These initiatives are summarized in more detail below:

Gain profitable share—We seek to optimize our investments in demand creation to increase NCR’s market share in areas with the greatest potential for profitable growth, which include opportunities in self-service technologies with our core financial services, retail and hospitality customers as well as the shift of the business model to focus on growth of higher margin software and services. We also seek to expand and strengthen our geographic presence and sales coverage in addition to penetrating adjacent single and multi-channel self-service solution segments.

Expand into emerging growth industry segments—We are focused on broadening the scope of our self-service solutions from our existing customers to expand these solution offerings to customers in newer industry-vertical markets including telecommunications and technology as well as travel and gaming. We expect to grow our business in these industries through integrated service offerings in addition to targeted acquisitions and strategic partnerships.

Build the lowest cost structure in our industry—We strive to increase the efficiency and effectiveness of our core functions and the productivity of our employees through our continuous improvement initiatives.

Enhance our global service capability—We continue to identify and execute various initiatives to enhance our global service capability. We also focus on improving our service positioning, increasing customer service attach rates for our products and improving profitability in our services business. Our service capability can provide us a competitive advantage in winning customers and it provides NCR with an attractive and stable revenue source.

Innovation of our people—We are committed to solution innovation across all customer industries. Our focus on innovation has been enabled by closer collaboration between NCR Services and our Industry Solutions Group, as well as a model to apply best practices across all industries through one centralized research and development organization and one business decision support function. Innovation is also driven through investments in training and developing our employees by taking advantage of our new world-class training centers. We expect that these steps and investments will accelerate the delivery of new innovative solutions focused on the needs of our customers and changes in consumer behavior.

Enhancing the customer experience—We are committed to providing a customer experience to drive loyalty focusing on product and software solutions based on the needs of our customers, a sales force enabled with the consultative selling model to better leverage the innovative solutions we are bringing to market and sales and support service teams focused on delivery and customer interactions. We continue to rely on the Customer Loyalty Survey to measure our current state and set a course for our future state where we aim to continuously improve with solution innovations as well as through the execution of our service delivery programs.

FUTURE TRENDS

We are encouraged by our market position for 2012 and are forecasting revenue to be slightly higher than 2011. We are projecting that our capital spending in 2012 will be lower than what was experienced in 2011 due to the disposal of the entertainment business which completed on June 22, 2012. We plan to continue to manage our costs effectively and balance our investments in areas that generate high returns.

We see the following as the most significant risks to the execution of our initiatives:

•Global economic and credit environment and its effect on the capital spending by our customers

•Competition that can drive further price erosion and potential loss of market share

•Difficulties associated with introduction of products in new self-service markets

•Market adoption of our products by customers

RESULTS FROM OPERATIONS

The following table shows our results for the years ended December 31:

In millions	2011	2010	2009
Revenue	$5,291	$4,711	$4,579
Gross margin	1,182	990	897
Gross margin as a percentage of revenue	22.3%	21.0%	19.6%
Operating expenses
Selling, general and administrative expenses	$794	$685	$629
Research and development expenses	176	156	134
Income from operations	$212	$149	$134

The following table shows our revenues and gross margins from products and services, respectively, for the years ended December 31:

In millions	2011	2010	2009
Product revenue	$2,592	$2,301	$2,208
Cost of products	2,011	1,799	1,771
Product gross margin	$581	$502	437
Product gross margin as a percentage of revenue	22.4%	21.8%	19.8%
Services revenue	$2,699	$2,410	2,371
Cost of services	2,098	1,922	1,911
Services gross margin	$601	$488	$460
Services gross margin as a percentage of revenue	22.3%	20.2%	19.4%

The following table shows our revenues by theater for the years ended December 31:

In millions	2011	% of Total	2010	% of Total	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Brazil, India, China and Middle East Africa (BICMEA)	$849	16%	$753	16%	13%	12%
North America	2,120	40%	1,767	38%	20%	18%
Europe	1,421	27%	1,378	29%	3%	(2)%
Japan Korea	332	6%	348	7%	(5)%	(14)%
South Asia Pacific	345	7%	286	6%	21%	11%
Caribbean Latin America (CLA)	224	4%	179	4%	25%	23%
Consolidated revenue	$5,291	100%	$4,711	100%	12%	9%

2011 compared to 2010 results discussion

Revenue

Revenue increased 12% in 2011 from 2010 due to improvement across all lines of business. The effects of foreign currency fluctuations had a 3% favorable impact on revenue. For the year ended December 31, 2011, our product revenue increased 13% and services revenue increased 12% compared to the year ended December 31, 2010. The increase in our product revenue was due to increases in sales volumes in the financial services and retail industries in the North America, Brazil/India/China/Middle East Africa (BICMEA) and Caribbean and Latin America (CLA) theaters coupled with incremental revenues generated in the hospitality and specialty retail industries following the acquisition of Radiant on August 24, 2011. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the financial services and retail industries in the North America, Europe, BICMEA and South Asia Pacific theaters. The acquisition of Radiant also led to an incremental increase in services revenue in the North America theater.

Gross Margin

Gross margin as a percentage of revenue was 22.3% in 2011 compared to 21.0% in 2010. Product gross margin in 2011 increased slightly to 22.4% compared to 21.8% in 2010 due to improved sales mix.

Services gross margin increased to 22.3% in 2011 compared to 20.2% in 2010. Services gross margin was negatively impacted by $18 million in higher pension expense, or 0.7% as a percentage of services revenue, period over period. After considering the effect of pension expense, the increase in services gross margin was due to lower labor and service delivery costs and continued focus on overall cost containment.

2010 compared to 2009 results discussion

Revenue

Revenue increased 3% in 2010 from 2009 due to improvement across all lines of business. The effects of foreign currency fluctuations had a 1% favorable impact on revenue. For the year ended December 31, 2010, our product revenue increased 4% and services revenue increased 2% compared to the year ended December 31, 2009. The increase in our product revenue was due to increases in sales volumes in the financial services, retail and hospitality industries in the Europe theater and the financial services industry in the CLA theater. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the retail industry in the North America and Europe theaters.

Gross Margin

Gross margin as a percentage of revenue was 21.0% in 2010 compared to 19.6% in 2009. Product gross margin increased to 21.8% in 2010 compared to 19.8% in 2009. During 2009, product gross margin was adversely affected by approximately $22 million for the write-off of assets related to an equity investment. After considering this item, the product gross margin increased as compared to the prior year due to improved sales mix.

Services gross margin increased to 20.2% in 2010 compared to 19.4% in 2009. In 2010, services gross margin was negatively impacted by $23 million in higher pension expense, or 1.0% as a percentage of services revenue. After considering this item, the services gross margin improvement is primarily due to lower labor and service delivery costs and continued focus on overall cost containment.

Effects of Pension, Postemployment, and Postretirement Benefit Plans

NCR's income from continuing operations for the years ended December 31 were impacted by certain employee benefit plans as shown below:

In millions	2011	2010	2009
Pension expense	$222	$208	$159
Postemployment expense	46	43	49
Postretirement benefit	(13)	(4)	(3)
Total expense	$255	$247	$205

In 2011, pension expense increased to $222 million compared to $208 million in 2010 and $159 million in 2009, primarily due to the loss on invested plan assets that we experienced in 2008, which caused higher actuarial loss amortization, as well as a lower expected return on plan assets driven by our previously announced change in investment strategy. In 2011, approximately 41% of the pension expense was included in selling, general and administrative and research and development expenses, with the remaining 59% included in cost of products and services. We currently expect pension expense of approximately $165 million in 2012. The decrease in the expected pension expense is due to amortization of the actuarial losses for certain plans with less than 10% active participants being calculated based on average remaining life expectancy rather than remaining service period. Refer to Note 8, "Employee Benefit Plans," of the Notes to the Consolidated Financial Statements in Item 8 of Part II of this Report for additional information.

During 2009, NCR closed its United Kingdom-based manufacturing operation, resulting in a significant reduction in the number of employees enrolled in one of our defined benefit plans. The workforce reduction was accounted for as a curtailment and therefore, the actuarial liability associated with the plan was re-measured as of July 1, 2009. As a result, the pension liability and accumulated other comprehensive loss balances were increased by $35 million. This curtailment did not have a material impact on net income from continuing operations for 2009.

In May of 2009, NCR completed the consultation process with employee representatives, which was required to freeze the benefits in one of our United Kingdom defined benefit plans, effective July 1, 2009. This action was accounted for as a curtailment and therefore, the actuarial liability associated with the plan was re-measured as of May 31, 2009. As a result, the prepaid pension asset and accumulated other comprehensive loss balances were reduced by $85 million. This curtailment did not have a material impact on net income from continuing operations for 2009.

Postemployment expense (severance and disability medical) was $46 million in 2011 compared to $43 million in 2010 and $49 million in 2009. The increase in postemployment expense in 2011 was primarily related to a decrease in the discount rate. In 2011, approximately 63% of total postemployment expense was included in cost of products and services, with the balance included in selling, general and administrative and research and development expenses.

Postretirement plans provided a $13 million benefit in 2011, a $4 million benefit in 2010, and a $3 million benefit in 2009. The increase in postretirement benefit in 2011 is primarily related to an increase in the level of amortization of prior service benefit associated with changes in the benefits provided under the Company's previously closed U.S. Post-65 Retiree Medical Plan, which were announced in December 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $109 million to $794 million in 2011 from $685 million in 2010. As a percentage of revenue, these expenses were 15.0% in 2011 and 14.5% in 2010. In 2011, selling, general, and administrative expenses included $66 million of pension costs, $37 million of transaction and severance costs incurred as a result of the acquisition of Radiant, and $6 million of amortization of intangible assets acquired as a result of the acquisition of Radiant. In 2010, selling, general, and administrative expenses included $67 million of pension costs, $18 million of incremental costs related to the relocation of the Company's global headquarters, and $8 million related to a litigation charge offset by a $6 million gain related to the sale of an office building in France. After considering these items, selling, general and administrative expenses slightly increased as a percentage of revenue from 12.7% in 2010 to 12.9% in 2011.

Selling, general and administrative expenses increased $56 million to $685 million in 2010 from $629 million in 2009. As a percentage of revenue, these expenses were 14.5% in 2010 and 13.7% in 2009. In 2010, selling, general and administrative expenses included $67 million of pension costs, $18 million of incremental costs related to the relocation of our worldwide headquarters, and $8 million related to a litigation charge offset by a $6 million gain related to the sale of an office building in France. In 2009, selling, general and administrative expenses included $53 million of pension costs as well as $6 million of incremental costs related to the relocation of our worldwide headquarters. After considering these items, selling, general, and administrative expenses slightly increased as a percentage of revenue to 12.7% in 2010 from 12.4% in 2009.

Research and Development Expenses

Research and development expenses increased $20 million to $176 million in 2011 from $156 million in 2010. As a percentage of revenue, these costs were 3.3% in 2011 and 2010. Pension costs included in research and development expenses were $24 million in 2011 as compared to $25 million in 2010. After considering this item, research and development expenses increased slightly as a percentage of revenue from 2.8% in 2010 to 2.9% in 2011 and are in line with management expectations as we continue to invest in broadening our self-service solutions.

Research and development expenses increased $22 million to $156 million in 2010 from $134 million in 2009. In 2010 and 2009, research and development costs included $25 million and $17 million, respectively, of pension costs. After considering this item, research and development costs increased slightly as a percentage of revenue to 2.8% in 2010 from 2.6% in 2009.

Interest and Other Expense Items

Interest expense was $13 million in 2011 compared to $2 million in 2010 and $10 million in 2009. For the year ended December 31, 2011, interest expense is primarily related to borrowings under the Company's secured credit facility. For the year ended December 31, 2009, interest expense is primarily related to the senior unsecured notes which were repaid in June 2009.

Other expense, net was $3 million in 2011 compared to $11 million in 2010 and $31 million in 2009. Other expense (income), net includes items such as gains or losses on equity investments, interest income, among others. Interest income was $5 million in 2011, $5 million in 2010, and $6 million in 2009. In 2011, other expense, net included $7 million related to loss from foreign currency fluctuations partially offset by income from the sale of certain patents and a benefit of $3 million from final settlement of a litigation matter. In 2010, other expense, net included $14 million related to the impairment of an investment. In 2009, other expense, net included $24 million related to the impairment of equity investments and related assets.

Income Taxes

The effective tax rate was 26% in 2011, (8)% in 2010, and 9% in 2009. During 2011, we favorably settled examinations with the Canada Revenue Agency (CRA) for the tax years of 1997 through 2001 that resulted in a $12 million tax benefit. The 2010 tax rate was favorably impacted by the release of a $40 million valuation allowance in the third quarter of 2010 that was no longer required on specific deferred tax assets in NCR’s subsidiary in Japan and by the mix of taxable profits and losses by country. The 2009 tax rate was favorably impacted by the mix of taxable profits and losses by country. We anticipate that our effective tax rate will be approximately 27% in 2012. However, changes in profit mix or other events, such as tax audit settlements or changes in our valuation allowances, could impact this anticipated rate.

During 2011, the Internal Revenue Service commenced examinations of our 2009 and 2010 income tax returns and Radiant's 2009 income tax return, which are ongoing. While we are subject to numerous federal, state and foreign tax audits, we believe that the appropriate reserves exist for issues that might arise from these audits. Should these audits be settled, the resulting tax effect could impact the tax provision and cash flows in future periods. During 2012, the Company expects to resolve certain Canadian tax matters related to 2003. This resolution could have a material impact on the effective tax rate in 2012.

Income (Loss) from Discontinued Operations

For the year ended December 31, 2011, loss from discontinued operations was $93 million, net of tax, which includes the impact of the divestiture of the Entertainment business, an accrual for litigation fees related to the Kalamazoo environmental matter, an accrual for anticipated future disposal costs related to an environmental matter in Japan, the impact of the closure of NCR's EFT payment processing business in Canada, the impact of the divestiture of our healthcare solutions business, offset by the favorable impact of changes in estimates related to the Fox River reserve and favorable changes in uncertain tax benefits attributable to Teradata.

For the year ended December 31, 2010, loss from discontinued operations was $10 million, net of tax, which includes a $28 million operating loss from the Entertainment business and a $5 million operating loss from our healthcare solutions business offset by settlements of Fox River related insurance claims with insurance carriers and $3 million related to a favorable change in uncertain tax benefits attributable to Teradata.

For the year ended December 31, 2009, loss from discontinued operations was $115 million, net of tax, due to the change in estimate of the Fox River reserve associated with a fourth quarter court decision partially offset by the receipt of insurance settlements.

Revenue and Operating Income by Segment

As described in Note 1, “Description of Business and Significant Accounting Policies,” and Note 12, “Segment Information and Concentrations,” of the Notes to Consolidated Financial Statements, effective January 1, 2011, NCR reorganized its businesses and the management thereof to a line of business model, changing from the previous functional geographic model. In order to align the Company's external reporting of its financial results with this organizational change, the Company modified its segment reporting. The Company manages and reports its businesses in the following segments:

•	Financial Services - We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM and payment processing hardware and software, and related installation, maintenance, and managed and professional services. We also offer a complete line of printer consumables.

•
Retail Solutions - We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Hospitality and Specialty Retail - The former business of Radiant is managed and reported as a separate segment, Hospitality and Specialty Retail. Through this line of business, we offer technology solutions to customers in the hospitality, convenience, and specialty retail industries, serving businesses that range from a single store or restaurant to global chains and the world's largest sports stadiums. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Emerging Industries - We offer maintenance and managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in the Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services.

Each of these segments derives its revenues by selling products and services in each of the sales theaters in which NCR operates. Segments are measured for profitability by the Company’s chief operating decision maker based on revenue and segment operating income. For purposes of discussing our operating results by segment, we exclude the impact of certain items from segment operating income, consistent with the manner by which management reviews each segment, evaluates performance, and reports our segment results under accounting principles generally accepted in the United States of America (otherwise known as GAAP). This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by NCR management to make decisions regarding the segments and to assess our financial performance.

Certain amounts have been excluded from segment operating income for each reporting segment presented below, including pension expense and certain other significant, non-recurring items. Our segment results are reconciled to total Company results reported under GAAP in Note 12, “Segment Information and Concentrations,” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

In the segment discussions below, we have disclosed the impact of foreign currency fluctuations as it relates to our segment revenue due to its significance.

Financial Services Segment

The following table presents the Financial Services revenue and segment operating income for the years ended December 31:

In millions	2011	2010	2009
Revenue	$2,999	$2,645	$2,614
Operating income	$313	$250	$252
Operating income as a percentage of revenue	10.4%	9.5%	9.6%

Financial Services revenue increased 13% in 2011 compared to 2010 and 1% in 2010 compared to 2009. Revenue growth in 2011 compared to 2010 was primarily generated from higher product volumes and services revenue in the North America, BICMEA, CLA and Europe theaters, and higher services revenues in the South Asia Pacific theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%. Revenue growth in 2010 compared to 2009 was primarily due to higher product volumes in the Europe and CLA theaters and higher services revenue in the BICMEA theater offset by declines in product volumes and services revenue in the North America theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $313 million in 2011, $250 million in 2010 and $252 million in 2009. The improvement in the Financial Services operating income in 2011 compared to 2010 was driven by higher product volumes and favorable product mix as well as higher services revenue and lower service delivery costs. The slight decline in the Financial Services operating income in 2010 compared to 2009 was mainly due to the decline in product and services revenue in the North America theater.

Retail Solutions Segment

The following table presents the Retail Solutions revenue and segment operating income for the years ended December 31:

In millions	2011	2010	2009
Revenue	$1,778	$1,717	$1,627
Operating income	$71	$73	$12
Operating income as a percentage of revenue	4.0%	4.3%	0.7%

Retail Solutions revenue increased 4% in 2011 compared to 2010 and 6% in 2010 compared to 2009. The increase in revenue in 2011 compared to 2010 was primarily driven by higher services revenue in the North America, Japan-Korea and South Asia Pacific theaters partially offset by declines in product volumes in the North America and Europe theaters. Foreign currency fluctuations positively impacted the year-over-year revenue comparison by 3%. The increase in revenue in 2010 compared to 2009 was primarily driven by higher services revenue in the North America theater and higher product volumes and services revenue in the Europe theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $71 million in 2011, $73 million in 2010 and $12 million in 2009. The increase in the Retail Solutions operating income in 2011 compared to 2010 was primarily due to a favorable shift in product and services mix slightly offset by the negative impact of higher paper prices. The increase in the Retail Solutions operating income in 2010 compared to 2009 was primarily due to a favorable shift in product and services mix coupled with lower labor and service delivery costs.

Hospitality and Specialty Retail Segment

The following table presents the Hospitality and Specialty Retail revenue and segment operating income for the years ended December 31:

In millions	2011	2010	2009
Revenue	$141	$—	$—
Operating income	$22	$—	$—
Operating income as a percentage of revenue	15.6%	—%	—%

The segment's revenue and operating income in 2011 were $141 million and $22 million, respectively, attributable primarily to product volume and services revenue in the North America theater. The acquisition of Radiant was completed on August 24, 2011. Therefore, the results for the segment reflect only the period from August 25, 2011 through December 31, 2011.

Emerging Industries Segment

The following table presents the Emerging Industries revenue and segment operating income for the years ended December 31:

In millions	2011	2010	2009
Revenue	$373	$349	$338
Operating income	$77	$60	$57
Operating income as a percentage of revenue	20.6%	17.2%	16.9%

Emerging Industries revenue increased 7% in 2011 compared to 2010 and 3% in 2010 compared to 2009. The increase in revenue in 2011 compared to 2010 was driven primarily by higher services revenue from our telecommunications and technology customers in the Europe and North America theaters. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%. The increase in revenue in 2010 compared to 2009 was primarily due to higher services revenue from our telecommunications and technology customers in the North America and BICMEA theaters. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $77 million in 2011, $60 million in 2010, and $57 million in 2009. The increase in the Emerging Industries operating income in 2011 compared to 2010 and in 2010 compared to 2009 was primarily due to improved services mix and lower service delivery costs.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

In the year ended December 31, 2011, cash provided by operating activities increased $109 million from $279 million in the year ended December 31, 2010 to $388 million in the year ended December 31, 2011. Cash flow from operations increased due to improvements in working capital year over year.

NCR’s management uses a non-GAAP measure called “free cash flow,” which we define as net cash provided by (used in) operating activities and cash provided by (used in) discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software, to assess the financial performance of the Company. Free cash flow does not have a uniform definition under GAAP, and therefore NCR’s definition may differ from other companies’ definitions of this measure. The components used to calculate free cash flow are GAAP measures that are taken directly from the Consolidated Statements of Cash Flows. We believe free cash flow information is useful for investors because it relates the operating cash flows from the Company’s continuing and discontinued operations to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, strategic acquisitions and investments, repurchase of NCR stock and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP. The table below reconciles net cash provided by operating activities, the most directly comparable GAAP measure, to NCR’s non-GAAP measure of free cash flow for the year ended December 31:

In millions	2011	2010	2009
Net cash provided by operating activities	$388	$279	$289
Less: Expenditures for property, plant and equipment, net of grant reimbursements	(61)	(69)	(43)
Less: Additions to capitalized software	(62)	(57)	(61)
Net cash used in discontinued operations	(77)	(116)	(135)
Free cash flow (non-GAAP)	$188	$37	$50

In 2011, net cash provided by operating activities increased $109 million, net capital expenditures decreased $8 million, capitalized software additions increased $5 million, and net cash used in discontinued operations decreased $39 million, which contributed to a net increase in free cash flow of $151 million in comparison to 2010. The cash used in discontinued operations was attributable to the operating loss from the Entertainment business as well as remediation payments made associated with the Fox River environmental matter slightly offset by insurance recoveries in 2011.

In 2010, net cash provided by operating activities decreased $10 million, net capital expenditures increased $26 million, capitalized software additions decreased $4 million, and net cash used in discontinued operations decreased $19 million, which contributed to a net decrease in free cash flow of $13 million in comparison to 2009. Planned expenditures mainly related to investments in new manufacturing facilities in Columbus, Georgia, USA and Manaus, Brazil. During the year ended December 31, 2010, cash used in discontinued operations was attributable to the operating loss from the Entertainment business offset by the receipt of insurance recoveries in excess of remediation payments made in connection with the Fox River environmental matter.

Financing activities and certain other investing activities are not included in our calculation of free cash flow. Our other investing activities primarily include business acquisitions, divestitures and investments as well as proceeds from the sales of property, plant and equipment. During the year ended December 31, 2011, we completed the acquisition of Radiant for approximately $1,087 million, net of cash received, discussed further below, and the divestiture of our healthcare business for approximately $2 million. During the year ended December 31, 2010, we completed the acquisition of Mobiqa for approximately $16 million, which is included in other investing activities, net, in the Consolidated Statements of Cash Flows and proceeds from the sale of property, plant and equipment that generated $39 million, mainly due to the sale of an office building in France.

Our financing activities primarily include proceeds from employee stock plans, repurchases of NCR common stock and borrowings and repayments of credit facilities. During the year ended December 31, 2011 and 2010, proceeds from employee stock plans were $18 million and $11 million, respectively. During the year ended December 31, 2011 and 2010, we repurchased approximately 3.6 million shares of NCR common stock for $70 million and approximately 1.5 million shares of NCR common stock for $20 million, respectively. Additionally, during the year ended December 31, 2011, we received proceeds of $43 million for the sale of a 49% voting equity interest in our manufacturing subsidiary in Brazil to Scopus.

In connection with the acquisition of Radiant, on August 22, 2011, we entered into a new $1.4 billion senior secured credit facility with and among a syndicate of lenders with JPMorgan Chase Bank, N.A., as the administrative agent. The secured credit facility consists of a term loan facility in the amount of $700 million and a revolving facility in the amount of $700 million, of which $1.1 billion was drawn to fund the acquisition. See Note 5 "Debt Obligations," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional information. As of December 31, 2011, the outstanding principal balance of the term loan facility was $700 million and the outstanding revolving facility was $140 million which decreased from an initial balance of $400 million due to repayments of approximately $260 million. Additionally, we paid approximately $29 million of debt issuance costs in connection with the new credit facility.

Cash and cash equivalents held by the Company's foreign subsidiaries was $365 million and $448 million at December 31, 2011 and 2010, respectively. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

As of December 31, 2011, our cash and cash equivalents totaled $398 million and our long-term debt was $852 million. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described in Item 1A of Part I of this 2011 Annual Report on Form 10-K. If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to seek additional financing alternatives. In addition, as described in Note 8, “Employee Benefit Plans,” of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of this Report, we expect to make pension, postemployment, and postretirement plan contributions of approximately $282 million in 2012. During the first quarter of 2010, we completed a comprehensive analysis of our capital allocation strategy, with specific focus on our approach to pension management. As a result of this analysis, we commenced a plan to substantially reduce future volatility in the value of assets held by our U.S. pension plan by rebalancing the asset allocation to a portfolio composed entirely of fixed income assets by the end of 2012. At the end of 2011, we had reallocated approximately 80% of pension assets to fixed income assets compared to 60% at the end of 2010. Additionally, in 2012, we expect to make approximately $40 million of remediation and other payments related to the Fox River environmental matter. This amount may be subject to change due to matters outside the Company's control, such as government decisions or actions of our co-obligors on the Fox River remediation work. We believe that we have sufficient liquidity based on our current cash position, cash flows from operations and existing financing to meet our expected pension, postemployment, and postretirement plan contributions, remediation payments related to the Fox River environmental matter, debt servicing obligations, and our operating requirements for the next twelve months.

Contractual Obligations In the normal course of business, we enter into various contractual obligations that impact, or could impact, the liquidity of our operations. The following table and discussion outlines our material obligations as of December 31, 2011 on an undiscounted basis, with projected cash payments in the years shown:

In millions	Total Amounts	2012	2013 - 2014	2015 - 2016	2017 & Thereafter	All Other
Debt obligations	$853	$1	$141	$702	$9	$—
Interest on debt obligations	117	27	50	38	2	—
Estimated environmental liability payments	240	40	74	51	75	—
Lease obligations	205	62	83	47	13	—
Purchase obligations	880	772	71	37	—	—
Uncertain tax positions	148	—	—	—	—	148
Total obligations	$2,443	$902	$419	$875	$99	$148

As of December 31, 2011, we have short and long-term debt totaling $853 million.

For purposes of this table, we used interest rates as of December 31, 2011 to estimate the future interest on debt obligations and have assumed no voluntary prepayments of existing debt. See Note 5, "Debt Obligations," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional disclosure related to our debt obligations and the related interest rate terms. We have also incorporated the expected fixed payments based on our interest rate swap related to our term loan. See Note 10, "Derivatives and Hedging Instruments," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional disclosure related to our interest rate swap.

The estimated environmental liability payments included in the table of contractual obligations shown above are related to the

Fox River environmental matter. The amounts shown are NCR's expected payments, net of the payments of it co-obligors; the amounts do not include an estimate for payments to be received from insurers or indemnification parties. For additional information, refer to Note 9, “Commitments and Contingencies,” included in Item 8 of Part II of this Report.

Our lease obligations are primarily for certain sales and manufacturing facilities in various domestic and international locations. Purchase obligations represent committed purchase orders and other contractual commitments for goods or services. The purchase obligation amounts were determined through information in our procurement systems and payment schedules for significant contracts. Included in the amounts are committed payments in relation to the long-term service agreement with Accenture under which NCR’s transaction processing activities and functions are performed.

We have a $148 million liability related to our uncertain tax positions. Due to the nature of the underlying liabilities and the extended time often needed to resolve income tax uncertainties, we cannot make reliable estimates of the amount or timing of cash payments that may be required to settle these liabilities. For additional information, refer to Note 6, “Income Taxes,” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

We also have product warranties that may affect future cash flows. These items are not included in the table of obligations shown above, but are described in detail in Note 9, "Commitments and Contingencies," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

Our U.S. and international employee benefit plans, which are described in Note 8, “Employee Benefit Plans,” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report, could require significant future cash payments. The funded status of NCR’s U.S. pension plans is an underfunded position of $1,294 million as of December 31, 2011 compared to an underfunded position of $903 million as of December 31, 2010. The decrease in our funded status is primarily attributable to an increase in the liability resulting from a decrease in the discount rate. The funded status of our international retirement plans improved to an underfunded position of $52 million as of December 31, 2011 from an underfunded position of $94 million as of December 31, 2010. Strong asset returns and cash contributions more than offset the increases in the plan liabilities driven by decreases in discount rates for these plans. We did not make any contributions to our U.S. qualified pension plan in 2011, but we expect to make contributions of approximately $85 million in 2012. Contributions to international and executive pension plans are expected to increase from $124 million in 2011 to approximately $130 million in 2012.

Our senior secured credit facility includes affirmative, negative and financial covenants that restrict or limit our ability to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to our business activities; make investments; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict our ability to create liens, pay dividends or make loan repayments. These covenants also require us to maintain:

•
a consolidated leverage ratio on the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2011, not to exceed (i) 3.50 to 1.00 for each fiscal quarter ending prior to December 31, 2013, (ii) 3.25 to 1.00 for each fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2014, and (iii) 3.00 to 1.00 for each fiscal quarter ending on or after December 31, 2014; and

•
an interest coverage ratio of at least (i) 3.50 to 1.00, in the case of any four consecutive fiscal quarters ending prior to December 31, 2013, and (ii) 4.00 to 1.00, in the case of any four consecutive fiscal quarters ending on or after December 31, 2013.

Off-Balance Sheet Arrangements We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined by SEC Regulation S-K 303 (a) (4) (ii).

See Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for additional information on guarantees associated with NCR's business activities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of these financial statements, we are required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on historical experience and are believed to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting policies are those that require assumptions to be made about matters that are highly uncertain. Different estimates could have a material impact on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Our management continually reviews these assumptions, estimates and judgments to ensure that our financial statements are presented fairly and are materially correct.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require significant management judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The significant accounting policies and estimates that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are discussed in the paragraphs below. Our senior management has reviewed these critical accounting policies and related disclosures with our independent registered public accounting firm and the Audit Committee of our Board of Directors (see Note 1, “Description of Business and Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, which contains additional information regarding our accounting policies and other disclosures required by GAAP).

Revenue Recognition NCR frequently enters into multiple-element arrangements with its customers including hardware, software, professional consulting services and maintenance support services. For arrangements involving multiple deliverables, when deliverables include software and non-software products and services, NCR evaluates and separates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) the delivered item has value to the customer on a stand-alone basis; and (b) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in the control of NCR.

For arrangements entered into or materially modified after January 1, 2011, consideration is allocated to each unit of accounting based on the unit's relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to each deliverable: (i) vendor-specific objective evidence of selling price (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of selling price (BESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. VSOE is established for our software maintenance services and we use TPE to establish selling prices for our non-software related services, which include hardware maintenance, non-software related professional services, and transaction services. The Company uses BESP to allocate revenue when we are unable to establish VSOE or TPE of selling price. BESP is primarily used for elements such as hardware and software that are not consistently priced within a narrow range. The Company determines BESP for a deliverable by considering multiple factors including product class, geography, average discount, and management's historical pricing practices. Amounts allocated to the delivered hardware and software elements are recognized at the time of sale provided the other conditions for revenue recognition have been met. Amounts allocated to the undelivered maintenance and other services elements are recognized as the services are provided or on a straight-line basis over the service period. In certain instances, customer acceptance is required prior to the passage of title and risk of loss of the delivered products. In such cases, revenue is not recognized until the customer acceptance is obtained. Delivery and acceptance generally occur in the same reporting period.

For arrangements entered into prior to January 1, 2011, the Company has not applied BESP. In such arrangements, if the Company has the requisite evidence of selling price for the undelivered elements but not for the delivered elements, the Company applies the residual method to allocate arrangement consideration.

In situations where NCR's solutions contain software that is more than incidental, revenue related to the software and software-related elements is recognized in accordance with authoritative guidance on software revenue recognition. For the software and software-related elements of such transactions, revenue is allocated based on the relative fair value of each element, and fair value is determined by VSOE. If the Company cannot objectively determine the fair value of any undelivered element included in such multiple-element arrangements, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, but fair value exists for the undelivered elements, the Company uses the residual method to recognize revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

Revenue recognition for complex contractual arrangements, especially those with multiple elements, requires a significant level of judgment and is based upon a review of specific contracts, past experience, the selling price of undelivered elements when sold separately, creditworthiness of customers, international laws and other factors. Changes in judgments about these factors could impact the timing and amount of revenue recognized between periods.

Allowance for Doubtful Accounts We evaluate the collectability of our accounts receivable based on a number of factors. We establish provisions for doubtful accounts using percentages of our accounts receivable balance as an overall proxy to reflect historical average credit losses and specific provisions for known issues. The percentages are applied to aged accounts receivable balances. Aged accounts are determined based on the number of days the receivable is outstanding, measured from the date of the invoice, or from the date of revenue recognition. As the age of the receivable increases, the provision percentage also increases. This policy is applied consistently among all of our operating segments.

Based on the factors below, we periodically review customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors include economic conditions and judgments regarding collectability of account balances, each customer’s payment history and creditworthiness.

The allowance for doubtful accounts was $16 million as of December 31, 2011, $13 million as of December 31, 2010, and $24 million as of December 31, 2009. These allowances represent, as a percent of gross receivables, 1.5% in 2011, 1.4% in 2010, and 2.6% in 2009.

Given our experience, the reserves for potential losses are considered adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to potentially significant losses in excess of the provisions established. We continually evaluate our reserves for doubtful accounts and continued economic deterioration could lead to the need to increase our allowances.

Inventory Valuation Inventories are stated at the lower of cost or market, using the average cost method. Each quarter, we reassess raw materials, work-in-process, parts and finished equipment inventory costs to identify purchase or usage variances from standards, and valuation adjustments are made. Additionally, to properly provide for potential exposure due to slow-moving, excess, obsolete or unusable inventory, a reserve against inventory is established. This reserve is established based on forecasted usage, orders, technological obsolescence and inventory aging. These factors are impacted by market conditions, technology changes and changes in strategic direction, and require estimates and management judgment that may include elements that are uncertain. On a quarterly basis, we review the current market value of inventory and adjust for any inventory exposure due to age or excess of cost over market value.

We have inventory in more than 40 countries around the world. We purchase inventory from third party suppliers and manufacture inventory at our plants. This inventory is transferred to our distribution and sales organizations at cost plus mark-up. This mark-up is referred to as inter-company profit. Each quarter, we review our inventory levels and analyze our inter-company profit to determine the correct amount of inter-company profit to eliminate. Key assumptions are made to estimate product gross margins, the product mix of existing inventory balances and current period shipments. Over time, we refine these estimates as facts and circumstances change. If our estimates require refinement, our results could be impacted.

Our excess and obsolete reserves were $83 million as of December 31, 2011, $71 million as of December 31, 2010, and $100 million as of December 31, 2009. These reserves represent, as a percent of gross inventory, 9.7% in 2011, 8.7% in 2010, and 12.7% in 2009. Although we strive to achieve a balance between market demands and risk of inventory obsolescence or excess quantities caused by these factors, it is possible that, should conditions change, additional reserves may be needed. Any changes in reserves will impact operating income during a given period. The policies described are consistently applied among all of our operating segments.

Warranty Reserves One of our key objectives is to provide superior quality products and services. To that end, we provide a standard manufacturer’s warranty typically extending up to 12 months, allowing our customers to seek repair of products under warranty at no additional cost. A corresponding estimated liability for potential warranty costs is also recorded at the time of the sale. We sometimes offer extended warranties in the form of product maintenance services to our customers for purchase. We defer the fair value of these revenues and recognize revenue over the life of the extended warranty period. Refer to Note 1, “Description of Business and Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for further information regarding our accounting for extended warranties.

Future warranty obligation costs are based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized and the associated warranty liability is recorded based upon the estimated cost to provide the service over the warranty period.

Total warranty costs were $42 million in 2011, $48 million in 2010, and $47 million in 2009. Warranty costs as a percent of total product revenues were 1.6% in 2011, 2.1% in 2010, and 2.1% in 2009. Historically, the principal factor used to estimate our warranty costs has been service calls per machine. Significant changes in this factor could result in actual warranty costs differing from accrued estimates. Although no near-term changes in our estimated warranty reserves are currently anticipated, in the unlikely event of a significant increase in warranty claims by one or more of our larger customers, costs to fulfill warranty obligations would be higher than provisioned, thereby impacting results.

Goodwill Goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter or more frequently if certain events occur indicating that the carrying value of goodwill may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, a decision to sell a business, unanticipated competition, or slower growth rates, among others.

During the fourth quarter of 2011, we adopted the changes to accounting guidance on impairment testing issued by the Financial Accounting Standards Board in September 2011. Under the new guidance, in the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value should such a circumstance arise which could significantly and adversely impact reported results of operations and stockholders’ equity. Fair value of the reporting units are estimated primarily using the income approach, which incorporates the use of discounted cash flow (“DCF”) analyses. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market shares, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate and working capital changes. Most of these assumptions vary among reporting units. The cash flow forecasts are generally based on approved strategic operating plans.

For the fourth quarter of 2011, 2010 and 2009, we performed our annual impairment assessment of goodwill which did not indicate that an impairment existed. However, during the fourth quarter, we determined that it was probable that we would dispose of our Entertainment business which triggered an impairment review of the goodwill attributable to the Entertainment reporting unit. We evaluated the carrying value of these assets compared to the fair value based on a market approach using an independent third-party market price and determined the $5 million of goodwill associated with the Entertainment reporting unit was fully impaired. The impairment was recorded within loss from discontinued operations, net of tax in the Consolidated Statements of Operations for the twelve months ended December 31, 2011. Refer to Note 4, “Goodwill and Other Long-Lived Assets,” in the Notes to the Consolidated Financial Statements for further discussion regarding our 2011 impairment testing.

Valuation of Long-lived Assets and Amortizable Other Intangible Assets We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We also are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We consider the likelihood of impairment if certain events occur indicating that the carrying value of the long-lived assets may be impaired and we may recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows. Impairment is measured as the difference between the carrying amount and the fair value of the asset. We use both the income approach and market approach to estimate fair value. Our estimates of fair value are subject to a high degree of judgment since they include a long-term forecast of future operations. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

As noted above, during the fourth quarter, we determined that it was probable that we would dispose of our Entertainment business, which triggered an impairment assessment of the related assets which includes long-lived assets, goodwill and definite-lived intangible assets. Based on this evaluation, we determined that the long-lived asset group, consisting of property, plant and equipment and definite-lived intangible assets, mainly customer relationships, related to the Entertainment business was impaired. The carrying amount of approximately $148 million had an estimated fair value of $65 million. Of the total impairment charge of $83 million, $81 million was allocated to property, plant and equipment and $2 million was allocated to definite-lived intangible assets. Fair value was based on a market approach using an independent third-party market price. The impairment was recorded within loss from discontinued operations, net of tax in the Consolidated Statements of Operations for the twelve months ended December 31, 2011.

Pension, Postretirement and Postemployment Benefits We sponsor domestic and foreign defined benefit pension and postemployment plans as well as domestic postretirement plans. As a result, we have significant pension, postretirement and postemployment benefit costs, which are developed from actuarial valuations. Actuarial assumptions attempt to anticipate future events and are used in calculating the expense and liability relating to these plans. These factors include assumptions we make about interest rates, expected investment return on plan assets, rate of increase in healthcare costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, our actuarial consultants advise us about subjective factors such as withdrawal rates and mortality rates to use in our valuations. We generally review and update these assumptions on an annual basis at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension, postretirement or postemployment benefits expense we have recorded or may record. Postemployment and postretirement expense impacts all of our segments. Pension expense is reported at the corporate level and is excluded from our segment results as it is not included in the evaluation of segment performance. See Note 12, “Segment Information and Concentrations,” in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for a reconciliation of our segment results to income from operations.

The key assumptions used in developing our 2011 expense were discount rates of 5.3% for our U.S. pension plans and 4.3% for our postretirement plan. We used an expected return on assets assumption of 6.8% for our U.S. plans in 2011. The U.S. plans represented 65% and 100% of total pension and postretirement plan obligations as of December 31, 2011. Holding all other assumptions constant, a 0.25% change in the discount rate used for the U.S. plans would have increased or decreased 2011 expense by approximately $8 million in pension expense and an immaterial amount in postretirement expense. A 0.25% change in the expected rate of return on plan assets assumption for the U.S. pension plan would have increased or decreased 2011 pension expense by approximately $6 million. Our expected return on plan assets has historically been and will likely continue to be material to net income. While it is required that we review our actuarial assumptions each year at the measurement date, we generally do not change them between measurement dates. We use a measurement date of December 31 for all of our plans.

We intend to use a discount rate of 4.0% and 3.3% and an expected rate of return on assets assumption of 4.8% in determining the 2012 pension and postretirement expense for the U.S. plans. The most significant assumption used in developing our 2012 postemployment plan expense was the assumed rate of involuntary turnover of 5.5%. The involuntary turnover rate is based on historical trends and projections of involuntary turnover in the future. A 0.25% change in the rate of involuntary turnover would have increased or decreased 2011 expense by approximately $3 million. The sensitivity of the assumptions described above is specific to each individual plan and not to our pension, postretirement and postemployment plans in the aggregate.

Environmental and Legal Contingencies Each quarter, we review the status of each claim and legal proceeding and assess our potential financial exposure. If the potential loss from any claim or legal proceeding would be material and is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. To the extent that the amount of such a probable loss is estimable only by reference to a range of equally likely outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue the amount at the low end of the range. Because of uncertainties related to these matters, the use of estimates, assumptions and judgments, and external factors beyond our control, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. Except for the sharing agreement with Appleton Papers Inc. (API) described in Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report with respect to the Fox River matter, when insurance carriers or third parties have agreed to pay any amounts related to costs, and we believe that it is probable that we can collect such amounts, those amounts are reflected as receivables in our Consolidated Balance Sheet.

The most significant legal contingency impacting our Company relates to the Fox River matter, which is further described in detail in Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report. NCR has been identified as a potentially responsible party (PRP) at the Fox River site in Wisconsin because of polychlorinated biphenyl (PCB) discharges from two carbonless paper manufacturing facilities previously owned by NCR, located along the Fox River.

As described below and in Note 9, while substantial progress has been made in the engineering design of the Fox River clean-up and the clean-up itself, the extent of our potential liability continues to be subject to significant uncertainties. These uncertainties include the total clean-up costs for each of the segments of the river; the total natural resource damages for the site; the extent to which clean-up and other costs will be allocated to and paid by other PRPs; the solvency of other PRPs; the extent of NCR’s eventual liability in the allocation litigation, including the outcome of the trial that began in February 2012 and the outcome of the Company’s forthcoming appeal of the December 16, 2009 and February 28, 2011 orders described in Note 9; and the outcome of the state and federal governments’ lawsuit regarding the Fox River filed in October 2010 against several parties, including NCR, also described in Note 9.

Our reserve for the Fox River matter as of December 31, 2011 was approximately $160 million (after taking into consideration amounts expected to be recovered under an indemnity agreement, as further discussed in Note 9). The Company regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River matter as additional information becomes available and, when warranted, makes appropriate adjustments.

In determining our reserve, we attempt to estimate a range of reasonably possible outcomes for relevant factors, although each range is itself highly uncertain. We use our best estimate within the range if that is possible. Where there is a range of equally likely outcomes, and there is no amount within that range that appears to be a better estimate than any other amount, we use the low end of the range. Our eventual liability for remediation, which we expect will be paid out over a period continuing into 2017 or later (and a longer period thereafter for long-term monitoring), will depend on a number of factors, the most significant of which include:

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The total clean-up costs for the site (we use the best estimate within a range of reasonably possible outcomes—$852 million—which consists of the current estimate of the lower river clean-up and long-term monitoring costs developed in consultation with the engineering firms working on the design, the projected costs of the upper river clean-up, plus a 15% contingency for probable cost overruns and a contingency for future Government oversight costs, and the NCR-API share of the estimated natural resource damages);

•	The total natural resource damages for the site (we use a best estimate of $76 million, which is based on prior negotiations);

•
The share NCR and API will jointly bear of the total clean-up costs (as a result of the December 2009 and February 2011 judicial orders discussed in Note 9, we now assume NCR and API will be responsible for the full extent of the clean-up activities they are undertaking, which is a best estimate, and for a substantial portion of the counterclaims filed against them, as to which we use the low end of a range) and of natural resource damages (we use a best estimate);

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The share NCR will bear of the joint NCR/API payments for clean-up costs and natural resource damages (based upon an agreement between NCR and API, and an arbitration award, we utilized a 45% share for NCR of the first $75 million—a threshold that was reached in the second quarter of 2008—and a 40% share for amounts in excess of $75 million); and

•
Our transaction costs to defend NCR in this matter, including participation in litigation to establish proper allocation shares and the lawsuit filed by the Governments on October 14, 2010 as described in Note 9 (we have estimated the costs we are likely to incur through 2017, the end of the time period the Governments have projected it will take to design and implement the remedy for the Fox River).

AT&T Inc. (AT&T) and Alcatel-Lucent are each responsible for indemnifying NCR for a portion of amounts NCR incurs for the Fox River matter over a certain threshold. NCR’s estimate of what AT&T and Alcatel-Lucent will pay under the indemnity is recorded as a long-term asset of approximately $79 million as of December 31, 2011, and is deducted in determining the net reserve discussed above.

While it remains difficult to predict, there could be significant changes in the future to some of the above-described assumptions that could have a material effect on the amount of our reserve. Also, there are other estimates for some of these factors that are significantly higher than the estimates described above. It is the opinion of the Company that the effect of the Fox River matter will have a moderate, but manageable, impact on our liquidity and capital resources, assuming that such amounts discussed above are required to be paid over the time frame currently contemplated. However, if such an amount were required to be paid in a shorter time period, it could have a material impact on our liquidity and capital resources.

Income Taxes We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and our tax methods of accounting.

If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then we could be required to increase our valuation allowance against our deferred tax assets, resulting in an increase in our effective tax rate.

We had valuation allowances of $412 million as of December 31, 2011 and $410 million as of December 31, 2010, related to certain deferred income tax assets, primarily tax loss carryforwards, in jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax assets. At December 31, 2011, our net deferred tax assets in the United States totaled approximately $704 million. For the three year period ended December 31, 2011, we had a cumulative net loss from continuing operations before income taxes, which is generally considered a negative indicator about our ability to realize the benefits of those assets. We further evaluated the realizability by weighing both positive and negative evidence, including our history of taxable income in the U.S., the fact that in our recent history, deductible attributes have not expired unused, and the substantial length of time over which our deferred tax assets relating to employee pensions may be realized. Through this assessment, realization of the related benefits was determined to be more likely than not.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

The provision for income taxes may change period-to-period based on non-recurring events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographic mix of income before taxes, state and local taxes and the effects of various global income tax strategies. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. As of December 31, 2011, we did not provide for U.S. federal income taxes or foreign withholding taxes on approximately $1.2 billion of undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely. Refer to Note 6, "Income Taxes," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for disclosures related to foreign and domestic pretax income, foreign and domestic income tax (benefit) expense and the effect foreign taxes have on our overall effective tax rate.

Stock-based Compensation We measure compensation cost for stock awards at fair value and recognize compensation expense over the service period for which awards are expected to vest. We utilize the Black-Scholes option pricing model to estimate the fair value of stock-based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected holding period. We estimate forfeitures for awards granted, which are not expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards and historical experience. Actual results and future changes in estimates may differ from our current estimates.

In addition, we have performance-based awards that vest only if specific performance conditions are satisfied, typically at the end of a multi-year performance period. The number of shares that will be earned can vary based on actual performance. No shares will vest if the objectives are not met, and in the event the objectives are exceeded, additional shares will vest up to a maximum amount. The cost of these awards is expensed over the performance period based upon management’s estimates of achievement against the performance criteria. Because the actual number of shares to be awarded is not known until the end of the performance period, the actual compensation expense related to these awards could differ from our current expectations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

A discussion of recently issued accounting pronouncements is described in Note 1, “Description of Business and Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, and we incorporate such discussion in this MD&A by reference and make it a part hereof.